Exhibit 99.1

For further information contact:

Company:       Lona Cornish

PolyMedix, Inc.
484-598-2340
lcornish@polymedix.com

Investors:        Erika Moran

emoran@investorrelationsgroup.com

Media:
Laura Colontrelle
lcolontrelle@investorrelationsgroup.com
The Investor Relations Group
212-825-3210

PolyMedix Completes $20.7 Million Equity Financing

Funds To Be Used To Continue Development of Two Drug Candidates Into
Phase 2 Human Clinical Trials

Radnor, PA (November 17, 2009) – PolyMedix Inc. (OTC BB: PYMX, http://polymedix.com), an emerging biotechnology company developing acute care therapeutic drug products for infectious diseases and cardiovascular disorders, announced today that it has completed a public offering of units for aggregate gross proceeds of $20.7 million. The units, which were priced at $1.00 per unit, consist of one share of PolyMedix common stock and one five year warrant to purchase 0.30 of a share of PolyMedix common stock at $1.25 per share. Commencing six months after the closing and subject to certain volume requirements, the warrants may be called by the Company in the event that the 20-day volume weighted average price for the Company’s common stock is greater than or equal to $3.75. Merriman Curhan Ford (Nasdaq: MERR) acted as lead placement agent in this offering with Boenning & Scattergood, Inc. and Noble Financial Capital Markets serving as co-placement agents. Fordham Financial Management, Inc. acted as a selected dealer in connection with the offering.

The proceeds of this offering will primarily be used to continue the clinical development of two drug candidates, PMX-30063 antibiotic and PMX-60056 heparin antagonist, into Phase 2 human clinical trials in 2010.

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PolyMedix Completes $20.7 Million Equity Financing
November 17, 2009

“We are very pleased with the terms and response from both current and new investors in this offering,” said Nicholas Landekic, President and Chief Executive Officer of PolyMedix. “The fact that we have been able to close this transaction on what we consider to be favorable terms we believe speaks to the encouraging clinical results we have accomplished to date with our two clinical compounds, and the importance of the illnesses and diseases we seek to combat. This financing gives PolyMedix the ability to continue the clinical development of our two lead drug programs into Phase 2 clinical trials. This is an important milestone in our growth and we are enthusiastically pressing forward with our drugs that we believe offer innovative, life-saving therapies for serious infectious and cardiovascular diseases.”

About PolyMedix, Inc.

PolyMedix is a publicly traded emerging biotechnology company focused the development of novel drugs and biomaterials for the treatment of infectious diseases and acute cardiovascular disorders. PolyMedix’s compounds are based on biomimetics: non-peptide small molecule drug candidates that mimic the activity of proteins. The Company’s antibiotic compounds, including PMX-30063 – small molecule mimetics of human host-defense proteins – have a mechanism of action distinct from those of current antibiotic drugs, a mechanism that is intended to make bacterial resistance unlikely to develop. The Company’s goal is to develop these as rapidly acting antibiotics for serious systemic and local infections. The Company plans to continue the development of polymeric formulations as antimicrobial biomaterials, which can be used as additives to paints, plastics, and textiles to create self-sterilizing products and surfaces. The Company’s heptagonist compounds, including PMX-60056, reverse the activity of both heparin and Low Molecular Weight Heparins, with the goal of developing an antagonist drug for LMWHs, and that is safer and easier to use than currently approved therapy for heparin. For more information, please visit PolyMedix at www.polymedix.com.

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PolyMedix Completes $20.7 Million Equity Financing
November 17, 2009

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and assumptions that could cause PolyMedix’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward looking statements. PolyMedix has in some cases identified forward-looking statements by using words such as “anticipates,” “believes,” “hopes,” “estimates,” “looks,” “expects,” “plans,” “intends,” “goal”, “potential,” “may,” ”suggest,” and similar expressions. Among other factors that could cause actual results to differ materially from those expressed in forward-looking statements, PolyMedix’s compounds may not enter or successfully complete clinical testing, or be granted regulatory approval to be sold and marketed in the United States or elsewhere. A more complete description of these factors is included in PolyMedix’s filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. PolyMedix undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by applicable law or regulation.